Exhibit 99.1

The Home Depot Recommends Shareholders Reject
“Mini-Tender” Offer by Tutanota LLC

ATLANTA, June 2, 2021 – The Home Depot, Inc., the world’s largest home improvement retailer, has been notified that Tutanota LLC (“Tutanota”) has made an unsolicited “mini-tender” offer to purchase up to 1 million shares of Home Depot’s common stock, at an offer price of $360 per share. While this offer price is above the current market price of the company’s common stock, the offer is conditioned upon, among other things, the closing price of Home Depot’s common stock exceeding $360 per share on the last trading day before the offer expires. This means that shares tendered in the offer will only be accepted if the offer price is below the closing market price. In fact, the offer states that as of the date of the offer, Tutanota expects to extend the offer until the market price of Home Depot’s common stock exceeds the offer price.

The Home Depot recommends that shareholders do not tender their shares in response to Tutanota’s offer because the offer requires that the closing stock price for the company’s common stock exceed the offer price, and it is subject to numerous additional conditions, including Tutanota obtaining financing for the offer, which Tutanota states it does not currently have. There is no guarantee the conditions of the offer will be satisfied. Under the terms of the offer, Tutanota can extend the offer and delay payment beyond the expiration date of the offer, currently scheduled for 5:00 p.m., New York City time, on Friday, June 18, 2021. The offer states that Tutanota intends either to extend the offer until the company’s stock price exceeds $360 per share or to terminate or amend the offer if the stock price has not exceeded that amount by May 17, 2022. Per the terms of the offer, any shareholders who tender (or have already tendered) their shares can withdraw them prior to the expiration of the offer, currently scheduled for June 18, 2021, in accordance with the offering documents.

The Home Depot does not endorse Tutanota’s unsolicited mini-tender offer and is not affiliated or associated in any way with Tutanota, its mini-tender offer, or its mini-tender offer documents.

Tutanota’s purported mini-tender offer seeks less than five percent of Home Depot’s outstanding common stock, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (“SEC”) that apply to offers for more than five percent of a company’s outstanding shares. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.

The SEC’s cautionary guidance to investors regarding mini-tenders is available at https://www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html. Tutanota has made similar unsolicited mini-tender offers for stock of other public companies. The Home Depot encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

As noted by the SEC, shareholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to Tutanota’s mini-tender offer.

The Home Depot requests that a copy of this press release be included with all distributions of materials related to Tutanota’s mini-tender offer related to Home Depot’s common stock.

About The Home Depot
The Home Depot is the world's largest home improvement specialty retailer. The company operates a total of 2,298 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2020, The Home Depot had sales of $132.1 billion and earnings of $12.9 billion. The company employs approximately 500,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com